Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Clearway Energy, Inc. for the registration of debt securities, preferred stock and common stock and to the incorporation by reference therein of our reports dated February 23, 2023, with respect to the consolidated financial statements and schedules of Clearway Energy, Inc., and the effectiveness of internal control over financial reporting of Clearway Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 8, 2023